Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NAPHTHA ISRAEL PETROLEUM CORPORATION LTD.,

NAPHTHA HOLDING LTD.,

I.O.C. - ISRAEL OIL COMPANY, LTD.,

NAPHTHA US OIL, INC.

and

ISRAMCO, INC.

Dated as of May 20, 2019

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2019 (this “Agreement”), by and among Isramco, Inc., a Delaware corporation (the “Company”), Naphtha Israel Petroleum Corporation Ltd., an Israeli public company (“Naphtha”), Naphtha Holding Ltd., an Israeli private company and a direct wholly owned Subsidiary of Naphtha (“NHL”), I.O.C. - Israel Oil Company, Ltd., an Israeli private company and a Subsidiary of Naphtha (“Parent”), and Naphtha US Oil, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub” and, together with Naphtha, NHL and Parent, the “Purchaser Parties”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share (collectively, the “Shares”, and each, a “Share”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) not Beneficially Owned by the Purchaser Parties (collectively, the “Unaffiliated Shares”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Board”), acting upon the recommendation of a special committee of independent and disinterested directors previously appointed by the Board (the “Special Committee”), has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders (other than members of the Purchaser Group and any Section 16 Officers); (ii) approved this Agreement and the Contemplated Transactions, including the Merger; and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Company Recommendation”);

WHEREAS, the respective boards of directors (or equivalent governing body) of Naphtha, Parent, NHL and Merger Sub have each unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of Parent, NHL and Merger Sub, respectively, and their respective stockholders; and (ii) approved this Agreement and the other Contemplated Transactions, including the Merger;

WHEREAS, immediately prior to the execution and delivery of this Agreement, each of Naphtha, NHL, Parent and the other parties thereto has executed a voting and support agreement (the “Support Agreement”) to vote any shares of Common Stock now Beneficially Owned or hereinafter acquired by the Purchaser Parties, as applicable, in favor of the approval and adoption of this Agreement and the Merger, on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, each of the Purchaser Parties and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I
DEFINITIONS AND TERMS

Section 1.1.     Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement on terms determined in good faith by any Independent Committee to be customary for transactions of the nature contemplated by an Acquisition Proposal; provided, for the avoidance of doubt, that an Acceptable Confidentiality Agreement shall not prohibit the making or amendment of an Acquisition Proposal or otherwise prohibit compliance by the Company with any of the provisions of Section 6.3.

“Acquired Companies” means the Company and each of the Company’s Subsidiaries.

“Acquisition Proposal” means, other than the Contemplated Transactions, any offer or proposal of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of assets equal to 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company are attributable or 15% or more of any class of equity or voting securities of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party Beneficially Owning 15% or more of any class of equity or voting securities of the Company; (iii) a merger, consolidation, statutory share exchange, business combination, sale of assets, liquidation, dissolution or other similar extraordinary transaction involving any of the Acquired Companies whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company are attributable; or (iv) any combination of the foregoing.

“Affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that (a) no Purchaser Party nor any other member of the Purchaser Group shall be deemed to be Affiliates of any of the Acquired Companies and (b) the Acquired Companies shall not be deemed to be Affiliates of any Purchaser Party or any other member of the Purchaser Group for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Benefits Plan” means any (i) deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (iii) profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) employment, retirement, termination, change in control or severance agreement; or (v) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or to which the Company or any ERISA Affiliate is party, whether written or oral, for the benefit of any employee of any of the Acquired Companies.

“Beneficially Owns” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” shall mean any day other than a Friday, a Saturday, a Sunday or a day on which banks in Tel Aviv, Israel or in Houston, Texas are authorized or obligated by Law or executive order to close.

“Bylaws” means the Bylaws of the Company, as further amended from time to time.

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as further amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(e).

“Change in Recommendation Notice” has the meaning set forth in Section 6.3(e).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Plan” means the 2011 Stock Incentive Plan of the Company.

“Company Expense Reimbursement” has the meaning set forth in Section 8.2(b).

“Company Independent Petroleum Engineers” means the Company Israel Independent Petroleum Engineers and the Company US Independent Petroleum Engineers.

“Company Intellectual Property” has the meaning set forth in Section 4.14.

“Company Israel Independent Petroleum Engineers” means Netherland, Sewell & Associates, Inc.

“Company Israel Reserve Report” means the reserve report prepared by the Company Israel Independent Petroleum Engineers relating to the interests therein held by any of the Acquired Companies as of December 31, 2018.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a material adverse effect on: (a) the business, financial condition, results of operations or assets of the Acquired Companies, taken as a whole, other than any such Effect resulting from (i) any change or prospective change in the market price or trading volume of the Common Stock or the credit ratings of the Company (but not any Effect underlying such change to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (ii) general economic conditions (or changes in such conditions) or conditions in the global economy generally, (iii) the announcement of this Agreement or the pendency or consummation of the Contemplated Transactions, (iv) changes in applicable Laws (or any interpretation or enforcement thereof) that are binding on any of the Acquired Companies, (v) changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof), (vi) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), (vii) the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, hurricanes, tropical storms, nuclear incidents, pandemics, quarantine restrictions, severe weather conditions, tsunamis, tornados, volcanic eruptions, fires or other national disasters, (viii) any failure by the Company to meet any analysts’ estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the Effects giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (ix) compliance by the Company with the terms of, or any action taken or not taken by any of the Acquired Companies that is expressly required by, this Agreement, or (x) any action taken or not taken by or at the written request of a Purchaser Party; provided that any Effect resulting from any of the matters described in clause (ii), (iv), (v), (vi) or (vii) may be taken into account in determining whether or not there has been, or is reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect (and solely to the extent of such disproportionate adverse effect) on the Acquired Companies, taken as a whole, as compared to other companies in the industry in which the Acquired Companies operate, or (b) the ability of the Company to consummate the Contemplated Transactions or comply with its obligations under this Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding clauses (ix) and (x).

“Company Material Contracts” has the meaning set forth in Section 4.13(a).

“Company Material Leased Real Property” has the meaning set forth in Section 4.15(a).

“Company Material Real Property Lease” has the meaning set forth in Section 4.15(b).

“Company Meeting” has the meaning set forth in Section 6.6(b).

“Company Owned Real Property” has the meaning set forth in Section 4.15(a).

“Company Permits” has the meaning set forth in Section 4.11.

“Company Recommendation” has the meaning set forth in the Recitals.

“Company Related Party” or “Company Related Parties” has the meaning set forth in Section 8.2(e)(i).

“Company Reserve Reports” means the Company Israel Reserve Report and the Company US Reserve Report.

“Company SEC Reports” has the meaning set forth in Section 4.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.17.

“Company US Independent Petroleum Engineers” means Cawley, Gillespie & Associates, Inc.

“Company US Reserve Report” means the reserve report prepared by the Company US Independent Petroleum Engineers relating to the interests therein held by any of the Acquired Companies as of December 31, 2018.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“D&O Insurance” has the meaning set forth in Section 6.5(c).

“Delaware Secretary of State” has the meaning set forth in Section 2.3.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“DPLLC” has the meaning set forth in Section 4.23.

“DPS” has the meaning set forth in Section 4.23.

“Effect” means any effect, event, fact, development, occurrence, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, covenants, restrictions, rights of first refusal, defects, irregularities or imperfections in title, prior assignment, license, sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. ; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Effective Time of any Governmental Entity having jurisdiction over the property and operations in question addressing pollution or protection of the environment, and all regulations implementing the foregoing.

“Equity Interests” has the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“GAAP” has the meaning set forth in Section 4.6(a).

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, tribal territory, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; radioactive materials, including naturally occurring radioactive materials; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require remediation, clean-up, or other action if spilled or released.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, liquefied hydrocarbons, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses

(a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Independent Committee” means the Special Committee and, solely if the Special Committee no longer exists, any other committee of the Board composed solely of disinterested and independent directors who are (i) unaffiliated with the Purchaser Group and (ii) appointed by the Board (including by directors constituting at least a majority of the Unaffiliated Directors).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intervening Event” means any Effect that arises or occurs after the date of this Agreement and prior to the later of the Company Stockholder Approval and the Majority of the Minority Approval and was not, prior to the date of this Agreement, known to or reasonably foreseeable to the Special Committee; provided, however, that in no event shall the following constitute an Intervening Event: (i) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto or consequence thereof; (ii) any change in the price, or change in trading volume, of the Common Stock (provided, however, that the underlying causes giving rise to or contributing to such change may be taken into account in determining whether an Intervening Event has occurred) or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period; or (iii) any matters generally affecting the industry in which the Company operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on the Acquired Companies.

“knowledge” means, with respect to any Acquired Company, the actual knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, and with respect to any Purchaser Party, “knowledge” means such facts and other information that as of the date of determination are actually known or have been disclosed in writing to such Person, including in such Person’s capacity as a director or officer of any of the Acquired Companies.

“Law” means any federal, state, provincial, local, municipal or foreign law, statute, ordinance, regulation, judgment, constitution, code, Order, arbitration award, franchise, license, requirement or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Majority of the Minority Approval” has the meaning set forth in Section 4.17.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Consent” has the meaning set forth in Section 5.2.

“Naphtha” has the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Capital Market.

“NHL” has the meaning set forth in the Preamble.

“Notice Period” has the meaning set forth in Section 6.3(e).

“Oil and Gas Leases” means all leases, lease deeds, subleases, licenses or other occupancy or similar agreements under which a person leases, subleases or licenses or otherwise acquires or obtains (a) operating rights in and to Hydrocarbons or any other real property or (b) rights granted by a Governmental Entity to explore for and produce Hydrocarbons.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all wells located on or producing from such leases and properties.

“Order” means any order, writ, ruling, injunction, judgment, stipulation, determination, award or decree.

“Organizational Documents” means, collectively, the Certificate of Incorporation and the Bylaws.

“other Party” means (a) when used with respect to the Company, the Purchaser Parties and (b) when used with respect to any or all of the Purchaser Parties, the Company.

“Parent” has the meaning set forth in the Preamble.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.2(c).

“Parent Material Adverse Effect” means any Effect that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay (i) the consummation by the Purchaser Parties of the Merger or any of the other Contemplated Transactions or (ii) the compliance by each of the Purchaser Parties of each of their respective obligations under this Agreement in any material respect.

“Parent Proposal” has the meaning set forth in Section 6.3(e).

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Encumbrances” means: (a) to the extent not applicable to the Contemplated Transactions or otherwise waived in writing prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents; (b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof; (c) Production Burdens payable to Third Parties that are deducted in the calculation of discounted present value in the applicable Company Reserve Report; (d) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) when considered individually or in the aggregate, has no material adverse effect on the value, use or operation of the property encumbered thereby; (e) such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of the Acquired Companies) may have expressly waived in writing before the date of this Agreement; (f) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-

of-way, on, over or in respect of any of the properties of the Acquired Companies that are customarily granted in the oil and gas industry and do not materially interfere, individually or in the aggregate, with the operation, value or use of the property or asset affected thereby; (g) any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off at and in connection with Closing, which includes, for the avoidance of doubt, Encumbrances arising under existing credit facilities); (h) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, that do not arise as a result of the acts or omissions of any of the Acquired Companies; (i) Encumbrances securing indebtedness as of the date hereof described in the Company SEC Reports; (j) Encumbrances securing the Tamar Credit Agreement; or (k) Encumbrances and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or its Subsidiaries, in any Oil and Gas Property below the net revenue interest share shown in the applicable Company Reserve Report, with respect to such Oil and Gas Property, or increase the working interest of the Company or its Subsidiaries, in any Oil and Gas Property above the working interest shown on the applicable Company Reserve Report, with respect to such Oil and Gas Property and, in each case, that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

“person” or “Person” means any individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Entity or Governmental Entity.

“Policies” has the meaning set forth in Section 4.18.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Proceeding” has the meaning set forth in Section 6.5(a).

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement” has the meaning set forth in Section 4.7.

“Purchaser Group” means each of the Purchaser Parties and any Affiliate of any of the Purchaser Parties.

“Purchaser Related Party” or “Purchaser Related Parties” has the meaning set forth in Section 8.2(e)(ii).

“Purchaser Parties” has the meaning set forth in the Preamble.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means a Person’s directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Rights-of-Way” has the meaning set forth in Section 4.16.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(c).

“Schedule 13E-3” has the meaning set forth in Section 4.7.

“SEC” means the United States Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 6.9.

“Section 16 Officer” means any person that the Company has determined to be a Section 16 officer of the Company pursuant to Rule 16a-1(f) of the Exchange Act.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (b) of which such first Person possesses directly or indirectly the right to elect a majority of the board of directors or Persons holding similar positions, (c) of which such first Person or any other subsidiary of such first Person is a general partner, managing member or similar position, or (d) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act; provided, that, for purposes of this Agreement, none of the Acquired Companies shall be deemed to be a Subsidiary of Naphtha, NHL or Parent or any of their respective Affiliates prior to the Effective Time.

“Superior Proposal” means a bona fide written Acquisition Proposal which did not arise from a material breach of Section 6.3, with all references to “15%” in the definition of Acquisition Proposal increased to “75%”, except for with respect to any class of equity or voting securities of the Company, in which case all references to “15%” in the definition of Acquisition Proposal increased to “50%”, or a bona fide written Acquisition Proposal which did not arise from a material breach of Section 6.3 for the acquisition of all outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group or any Section 16 Officer, in each case that the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all terms and conditions of such Acquisition Proposal that the Board or any Independent Committee determines to be relevant, is more favorable to holders of Unaffiliated Shares than the Merger (after taking into account any changes to this Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal pursuant to Section 6.3(e)).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statutes” has the meaning set forth in Section 4.25.

“Tamar Credit Agreement” means the Term Loan Credit Agreement by and among Tamar Royalties, LLC, a wholly owned Subsidiary of the Company, Deutsche Bank Trust Company Americas, as facility agent, and the other lenders party thereto, dated as of May 18, 2015, as may be amended, restated, modified, renewed, refunded, replaced, substituted, refinanced or otherwise restructured (whether pursuant to one or more debt facilities or notes, bonds, debentures or other financing instruments or any combination thereof).

“Tax Return” means any report, return, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, excise, real or personal property, sales, value added, franchise, withholding, social security, occupation, use, margin, environmental, workers’ compensation, service, service use, value added, license, net worth, payroll, franchise, alternative, transfer or recording tax or other tax, custom, duty, fee, escheat or unclaimed property obligation, assessment, levy, or similar charge of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not.

“Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“Unaffiliated Shares” has the meaning set forth in the Recitals.

“Unaffiliated Director” shall mean a member of the Board who is not an employee of any of the Acquired Companies and who is (a) independent from the Purchaser Group, (b) not an Affiliate (including an employee, director or officer) of any member of the Purchaser Group, and (c) has not received any material consideration from any member of the Purchaser Group or entered into any agreement, arrangement or understanding (whether written or oral) to receive any material consideration from any member of the Purchaser Group.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

Section 1.2.     Other Definitional Provisions; Interpretation.

(a)     The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, paragraphs, Exhibits and Schedules are to the Articles, Sections and paragraphs of, and Exhibits and Schedules to, this Agreement, unless otherwise specified.

(b)     The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections of this Agreement in which such words occur.

(c)     Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(d)     Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(e)     When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the Party to which such information or documents are to be made available.

(f)     The term “or” is not exclusive and the word “will” shall be construed to have the same meaning and effect as the word “shall.”

(g)     The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not simply mean “if.”

(h)     The term “dollars” and the symbol “$” mean United States Dollars.

(i)     References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

Article II
THE MERGER

Section 2.1.     The Merger. Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (a) Merger Sub shall merge with and into the Company and the separate existence of Merger Sub shall thereupon cease and (b) the Company shall continue its existence under the DGCL as the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 2.2.     Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) will take place at the offices of Baker Botts L.L.P. in Houston, Texas at 9:00 a.m., Houston, Texas local time (or such other place and time specified by the Parties), on a date to be specified by the Parties, which shall be no later than five Business Days after the satisfaction or waiver (subject to restrictions on waiver of

Section 7.1(a)) of all of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at a place as agreed to by the Parties (the date on which the Closing takes place being the “Closing Date”).

Section 2.3.     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4.     Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Company in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation and the bylaws of the Surviving Corporation, until thereafter amended, subject to Section 6.5, in accordance with their respective terms and applicable Law.

Section 2.5.     Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action such that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Article III
CONVERSION OF SHARES

Section 3.1.     Conversion of Capital Stock.

(a)     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock to be cancelled pursuant to Section 3.1(c), (ii) shares of Common Stock owned by NHL or Parent and (iii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company or the Purchaser Parties, be converted into the right to receive $121.40 in cash, without any interest thereon (the “Merger Consideration”).

(b)     The common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a number of validly issued, fully paid and nonassessable shares of common stock, of the Surviving Corporation equal to the number of shares of Common Stock converted into the Merger Consideration.

(c)     All shares of Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)     At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall automatically cease to exist and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration for each such share of Common Stock held by them.

(e)     If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, reorganization, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2.     Exchange of Certificates Representing Common Stock; Payments.

(a)     As soon as reasonably practicable after the execution of this Agreement (and in any event not later than 10 days before Closing), Parent shall designate the Company’s transfer agent or a U.S.-based bank or trust company to act as paying agent hereunder (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Immediately prior to the Effective Time, the Purchaser Parties shall deliver or cause to be delivered, in trust, to the Paying Agent, for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c)) (such cash amounts being hereinafter referred to as the “Exchange Fund”). Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the shares of Common Stock for the Merger Consideration. The Purchaser Parties’ obligation to deliver to the Paying Agent sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c)) shall be joint and several.

(b)     As promptly as practicable after the Effective Time (and in any event not later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, which shall be in customary form and shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash, in the amount (after giving effect to any required withholding of Taxes) equal to (1) the number of shares of Common Stock formerly represented by such Certificate multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate to the Paying Agent; provided, that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c)     The Exchange Fund shall be invested by the Paying Agent as directed by Parent, or after the Effective Time, the Surviving Corporation; provided that any such investments shall be in securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Exchange Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation. No investment of the Exchange Fund shall relieve any of the Purchaser Parties, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, the Purchaser Parties shall promptly provide, or shall cause to be promptly provided, additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Exchange Fund.

(d)     At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration with respect to the Common Stock formerly represented thereby pursuant to this Article III, except as otherwise provided by Law.

(e)     Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for two years after the Effective Time shall be delivered, upon demand, to Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(f)     Notwithstanding the foregoing, none of the Paying Agent, Naphtha, NHL, Parent, Merger Sub, the Surviving Corporation or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3.     Withholding Rights. Each of Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4.     Shares of Dissenting Stockholders.

(a)     Notwithstanding any provision of this Agreement to the contrary, all shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c)) and held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, on the terms of this Section 3.4 to receive payment of the Merger Consideration as provided in Section 3.1(a). Such holders of the Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s shares of Common Stock under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL. If, after the Effective Time, such holder of the Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon.

(b)     The Company will give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company related to the stockholders’ rights of appraisal; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to the Purchaser Parties (the “Company Disclosure Letter”) and

making reference to the particular subsection of this Agreement to which exception is being taken, subject to Section 9.4(b), or (ii) as disclosed in the Company SEC Reports (including all exhibits and schedules thereto publicly filed with the SEC) filed with or furnished to the SEC and available on Edgar prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Reports in any risk factor section, any forward-looking statement disclosure or any other statements that are predictive or cautionary in nature, in each case other than current or historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, the Company represents and warrants to each Purchaser Party as follows:

Section 4.1.     Organization. Each of the Acquired Companies is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Acquired Companies is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2.     Capitalization.

(a)     At the close of business on May 16, 2019 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 7,500,000 shares of Common Stock, of which (A) 2,746,915 shares have been issued and 2,717,648 are outstanding, and (B) 200,000 shares of Common Stock have been reserved for issuance pursuant to the Company Equity Plan, of which no shares have been issued. As of the Capitalization Date, other than 29,267 shares of Common Stock, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.2(a), none of the Acquired Companies holds any shares of Common Stock or any rights to acquire shares of Common Stock. Other than the Support Agreement, there is no Contract to which any Acquired Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock. As of the Capitalization Date, the Company Equity Plan is the only stock option, stock incentive or equity compensation plan or agreement sponsored or maintained by any of the Acquired Companies.

(b)     As of the Capitalization Date, except as set forth in this Section 4.2, and except as contemplated by this Agreement, the Support Agreement and the Contemplated Transactions, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Acquired Companies convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Acquired Companies, (iii) stockholder rights plan or similar Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of capital stock or other voting securities of or ownership interests in such Entity, (iv) options, warrants, or preemptive, participation, maintenance, right of first refusal, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of capital stock, voting securities or other equity interests of the Company or securities convertible into or exchangeable for capital stock or voting securities or other equity securities of the Company, or (v) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company.

(c)     From the Capitalization Date until and including the date hereof, the Company has not issued or granted any shares of capital stock or other securities or entered into any other agreements or commitments to issue any shares of capital stock or other securities, or granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock.

Section 4.3.     Company Subsidiaries. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Acquired Company or by the Company and another Acquired Company, free and clear of (a) all Encumbrances and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies or applicable securities Laws. No Acquired Company owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Acquired Companies.

Section 4.4.     Authorization; Validity of Agreement; Company Action.

(a)     Assuming the accuracy of the representations in Section 5.7, the Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Company Stockholder Approval, to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by the Board. Assuming the accuracy of the representations in Section 5.7, except for obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval (assuming due and valid authorization, execution and delivery hereof by each of the Purchaser Parties and assuming the accuracy of the representations in Section 5.7), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b)     The Special Committee is composed of three members of the Board who are Unaffiliated Directors. The Board, at a meeting duly called and held, and acting upon the recommendation of the Special Committee (as determined in good faith, after consultation with its financial advisor and outside legal counsel), has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of, and fair to, the Company’s stockholders (other than members of the Purchaser Group and any Section 16 Officers); (ii) approved this Agreement and the Contemplated Transactions, including the Merger; and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and the Merger. The Board, acting upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting for their adoption.

Section 4.5.     Consents and Approvals; No Violation.

(a)     Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act (including the filing of the Schedule 13E-3 and the Proxy Statement, and the filing of one or more amendments to the Schedule 13E-3 and such Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, and (v) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.

(b)     Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.5(a) have been made or obtained and subject to the receipt of the Company Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will (i) violate any provision of the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of any of the Acquired Companies under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which any Acquired Company is a party or by which any of them or any of their properties or assets may be bound, or (iii) assuming the accuracy of the representations in Section 5.7, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in each case of clauses (ii) or (iii), for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Company Material Adverse Effect.

Section 4.6.     SEC Reports; Internal Control.

(a)     The Company has filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2018 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(b)     The Company is, and has at all times since January 1, 2018 been, in compliance in all material respects with: (i) the applicable rules and regulations of NASDAQ and (ii) the applicable listing requirements of NASDAQ and has not received any written notice asserting any non-compliance with the rules and regulations of NASDAQ or the listing requirements of NASDAQ.

(c)     The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that as of December 31, 2018 such controls were effective. The Company’s principal executive officer, principal accounting officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees of the Company or any of the Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

Section 4.7.     Proxy Statement; Other Information. Subject to the last sentence of this Section 4.7, the information supplied by the Company for inclusion in the proxy statement (the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company and the transaction statement on Schedule 13E-3 to be filed with the SEC with respect to the Merger (the “Schedule 13E-3”) will not, at the respective times when such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will each comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of any Purchaser Party or any of their Affiliates for inclusion or incorporation by reference therein.

Section 4.8.     No Undisclosed Liabilities. Except for (a) liabilities incurred in the ordinary course of business and consistent with past practices since January 1, 2018, (b) liabilities disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) liabilities arising under this Agreement or in connection with the Contemplated Transactions or for performance of obligations under the terms of Company Material Contracts or applicable Law, (d) liabilities which have been discharged or paid in full in the ordinary course of business and consistent with past practices or (e) other liabilities that are otherwise the subject of any other representation or warranty contained in this Article IV, as of the date hereof, no Acquired Company has, or is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries (and the notes thereto) prepared in accordance with

GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports, whether due or to become due, either matured or unmatured.

Section 4.9.     Absence of Certain Changes. Since December 31, 2018, except for actions or omissions taken by or at the direction of any Purchaser Party, (a) the business of the Acquired Companies has been carried on and conducted in the ordinary course of business consistent with past practices, (b) there has not been any Company Material Adverse Effect and (c) there has not been any action taken by any of the Acquired Companies that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any covenants contained in the clauses (a) through (t) of Section 6.1.

Section 4.10.     Litigation; Orders.

(a)     There are no material Legal Proceedings pending or, to the knowledge of the Company, threatened against the Acquired Companies, or any share, security, equity interest, property or asset of the Acquired Companies, before any Governmental Entity.

(b)     There is no Order with respect to any of the Acquired Companies, or any share, security, equity interest, property or asset of the Acquired Companies. To the knowledge of the Company, no officer of any of the Acquired Companies is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

Section 4.11.     Company Permits; Compliance with Law. The Acquired Companies hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Acquired Companies are in compliance with the terms of the Company Permits, except where the failure of such Company Permits to be in full force and effect or suspended or cancelled and except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Acquired Companies are currently being conducted, and at all times since January 1, 2018 have been conducted, in compliance with all applicable Laws, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to any of the Acquired Companies is pending or threatened in writing (or, to the knowledge of the Company, threatened orally), other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.     Taxes.

(a)     Each of the Acquired Companies has (i) timely filed all Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) timely paid or accrued (in accordance with GAAP) all material Taxes due and payable (whether or not shown to be due on such Tax Returns). No Acquired Company has incurred any liability for Taxes since the date of the Company’s most recent financial statements filed with the SEC outside the ordinary course of business.

(b)     There are no material ongoing federal, state, local or foreign audits, examinations or other proceedings with respect to any Tax Return or Taxes of any Acquired Company. No material deficiencies for Taxes with respect to any of the Acquired Companies have been claimed, proposed or assessed by a Governmental Entity in writing.

(c)     There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against any of the Acquired Companies.

(d)     No written claim has been made by any Governmental Entity in a jurisdiction where an Acquired Company has not filed a Tax Return that it is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction, other than any such claims that have been fully resolved.

(e)     No Acquired Company is a party to any agreement providing for the allocation, sharing or indemnification of Taxes other than any agreements between the Company and its Subsidiaries.

(f)     There are no material Encumbrances for Taxes upon the assets of any of the Acquired Companies that are not provided for in the Company SEC Reports, except for Permitted Encumbrances.

(g)     No Acquired Company has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h)     Each of the Acquired Companies has withheld and collected all amounts required by Law to be withheld or collected, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, stockholders or other third parties, and, to the extent required, has timely paid over such amounts to the proper Governmental Entities and properly received and maintained any and all certificates, forms, and other documents required by applicable Law for any exemption from withholding and remitting any Taxes.

(i)     No Acquired Company has entered into any “closing agreement” under section 7121 of the Code, or other agreement with a Governmental Entity in respect of

Taxes that remains in effect, including an agreement to waive or extend the statute of limitations with respect to any material Taxes or material Tax Returns, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of the Company or any Subsidiary is currently pending with any Governmental Entity, and no such ruling, relief or advice has been obtained since December 31, 2016.

(j)     No Acquired Company participates or has “participated” in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4 or any tax shelter transaction in any other jurisdiction.

(k)     No Acquired Company will be required to include any item of income in (or exclude any item of deduction from) taxable income (or to otherwise recognize income for payments received in prior years) for any taxable period (or portion thereof) ending after the Closing Date as a result of any gain recognition agreement or “domestic use election” (or similar elections or agreements under state, local or foreign laws).

(l)     No Acquired Company (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by Contract or otherwise.

(m)     No Acquired Company is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Laws) or an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code (or any corresponding provision of state, local or foreign Laws) that is imposed on such Person or any other Person, or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Laws).

(n)     The Acquired Companies have complied with all applicable Laws with respect to transfer pricing, including having maintained concurrent and supporting documentation (including transfer pricing studies) regarding intercompany transactions in compliance with such applicable Laws.

Section 4.13.     Material Contracts.

(a)     Except for this Agreement, Benefits Plans and the Company Equity Plan, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to any Contract required to be filed by the Company in the Company SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Company Material Contract”) that has not been so filed.

(b)     Except as would not be material to the Acquired Companies, taken as a whole, (i) each Company Material Contract is valid and binding on the Company or its

Subsidiaries and in full force and effect, except as enforceability may be limited by the Enforceability Exceptions, (ii) no Acquired Company, nor to the knowledge of the Company, any other party to a Company Material Contract is in breach or violation of, or default under, or has taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Company Material Contract, (iii) the Acquired Companies have not received any written claim or notice of default under any Company Material Contract and (iv) the Company has not received, as of the date of this Agreement, any written notice in writing from any person that such person intends to terminate any Company Material Contract.

Section 4.14.     Intellectual Property. The Acquired Companies own or have the right to use all Intellectual Property necessary for the operation of the businesses of each of the Acquired Companies as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Acquired Companies in the operation of the business of each of the Acquired Companies as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Acquired Companies as presently conducted, except where failure to do so has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15.     Real Property. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, the Acquired Companies have good, valid and defensible title to all material real property owned by the Acquired Companies (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject as to Enforceability Exceptions, and no Acquired Company, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease and there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

Section 4.16.     Rights-of-Way. Each of the Acquired Companies has such approvals, consents, ratifications, permissions, waivers, authorizations, easements, rights-of-way, fee assets,

permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Acquired Companies has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17.     Stockholder Approval. Assuming the accuracy of the representations in Section 5.7, the only vote of stockholders of the Company required under the DGCL, the Organizational Documents of the Company and the rules and regulations of NASDAQ in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of not less than 75% of the outstanding shares of stock of the Company entitled to vote in the election of directors (the “Company Stockholder Approval”). This Agreement also requires, as a non-waivable condition to the Closing, that the holders of a majority of outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group or any Section 16 Officer shall have voted in favor of the adoption of this Agreement (the “Majority of the Minority Approval”). For the avoidance of doubt, based on the number of shares of Common Stock outstanding as of May 16, 2019, the affirmative vote of 366,727 shares of Common Stock not Beneficially Owned by any member of the Purchaser Group or any Section 16 Officer in favor of the adoption of this Agreement would have been required for the Majority of the Minority Approval as of such date.

Section 4.18.     Insurance. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies (“Policies”) with respect to the business and assets of the Acquired Companies are in full force and effect, (ii) none of the Acquired Companies is in breach or default, and no Acquired Company has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies and (iii) the Acquired Companies have not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding any of the Acquired Companies under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies.

Section 4.19.     Employee Matters.

(a)     The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all material Benefits Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each material Benefits Plan, (iii) the most recent financial statements for each material Benefits Plan, (iv) the Form 5500 Annual Returns/Reports for the two most recent plan years for each material Benefits Plan, (v) the current summary plan description for each material Benefits Plan and (vi) all actuarial valuation reports related to any material Benefits Plans.

(b)     (i) Each Benefits Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Benefits Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the knowledge of the Company, has any such revocation been threatened, and no circumstance exists that is reasonably likely to adversely affect the qualified status of such plan under Section 401(a) of the Code; and (iii) no Acquired Company has engaged in a transaction that could subject any Acquired Company to a material Tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)     Neither the Company nor any Company ERISA Affiliate nor any predecessor thereof has ever maintained, established, sponsored, participated in, contributed to, or has ever had any obligation (contingent or otherwise) to contribute to any plan which is subject to Title IV of ERISA or Sections 302 or 412 of the Code.

(d)     No Benefits Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, contributed to, or has ever had any obligation (contingent or otherwise) to contribute to any such multiemployer plan or multiple employer plan.

(e)     No Benefits Plan provides post-termination or retiree health and welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

(f)     There is no pending or, to the knowledge of the Company, threatened Proceedings relating to a Benefits Plan (other than routine claims for benefits), and no Benefits Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(g)     Each Benefits Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance.

(h)     Each of the Acquired Companies complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Benefits Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Each of the Acquired Companies complies in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act.

(i)     Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any reasonably foreseeable additional or subsequent events that standing alone would not trigger such request): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable or result in any other material obligation pursuant to any Benefits Plan. No Benefits Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

(j)     Each of the Acquired Companies: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes and immigration with respect to employees of the Company and contingent workers and (ii) is in material compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing employees of the Company.

(k)     None of the Acquired Companies is, or has been for the past three years, party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against any of the Acquired Companies is pending or has occurred in the last two years, and, to the knowledge of the Company, no material work stoppage, slowdown or labor strike against any of the Acquired Companies is threatened. As of the date hereof, none of the employees of the Company are represented by a labor organization, work council or trade union and, to the knowledge of the Company, there is no organizing activity.

(l)     There are no material Legal Proceedings, government investigations, or labor grievances pending, or, to the knowledge of the Company, threatened relating to any employment related matter involving any employee of the Company or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices or other alleged violations of Law.

Section 4.20.     Environmental Matters.

(a)     The Acquired Companies and their respective operations and assets are and during the relevant statute of limitations period have been in compliance in all material respects with Environmental Laws (excluding non-compliance with respect to properties to the extent such non-compliance has been fully remediated);

(b)     As of the date of this Agreement, the Acquired Companies are not subject to any pending or threatened Proceeding under Environmental Laws;

(c)     There have been no Releases of Hazardous Materials at any property currently or formerly owned, operated or otherwise used by the Acquired Companies, or by any predecessors of any Acquired Company, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and, as of the date of this Agreement, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Acquired Company has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Materials from the Acquired Companies’ operations have been sent for treatment, disposal storage or handling, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)     Section 4.20(d) of the Company Disclosure Letter sets forth a schedule of all material environmental investigation, assessment and audit reports prepared during the past three years by or on behalf of, or that are in the possession of, any of the Acquired Companies addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them; and

(e)     Except as expressly set forth in this Section 4.20 and except for the representations and warranties relating to the Company Permits as expressly set forth in Section 4.11, none of the Acquired Companies make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

Section 4.21.     Derivative Transactions. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     All Derivative Transactions entered into by any Acquired Company or for the account of any of its customers as of the date of this Agreement were entered into (i) in accordance with applicable Laws, (ii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by such Acquired Company, (iii) with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions and (iv) either (A) not for speculative purposes and entered into to hedge or mitigate risks to which any of the Acquired Companies have or may have exposure (including with respect to commodity prices) or (B) not for speculative purposes and entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of any of the Acquired Companies.

(b)     The Acquired Companies have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 4.22.     Oil and Gas Matters.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for property reflected in the Company Reserve Reports or in the Company SEC Reports as having been sold or otherwise disposed of, as of the date of this Agreement, the Acquired Companies have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests held or owned by the Acquired Companies (or purported to be held or owned by them), free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date of this Agreement and as of the Closing) in and to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (A) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive differences in such working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties than that shown therefor in the Company Reserve Reports) (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)     Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company or any of its Subsidiaries to the Company Independent Petroleum Engineers relating to the interests of the Acquired Companies referred to in the Company Reserve Reports, by or on behalf of the Acquired Companies that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Acquired Companies in connection with the preparation of the Company Reserve Reports was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Acquired Companies set forth in the Company Reserve Reports are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Acquired Companies at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all rentals, shut-ins and similar payments owed to any person or individual under (or otherwise with respect to) any Oil and Gas Properties have been properly and timely paid, all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by any of the Acquired Companies have been timely and properly paid and no Acquired Company (and, to the Company’s knowledge, no Third Party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor or grantor thereunder to cancel or terminate such Oil and Gas Lease) included in or otherwise relating to the Oil and Gas Properties owned or held by any of the Acquired Companies.

(d)     All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Acquired Companies are being received by them in a timely manner and are not being held in suspense (by the Company, any of its Subsidiaries, any Third Party operator thereof or any other person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. None of the Acquired Companies is obligated by virtue of a take-or-pay payment, advance payment or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Acquired Companies have, and none of the assets held by the Acquired Companies are subject to, any production, processing or transportation imbalances with any person with respect to the Oil and Gas Properties held by any of the Acquired Companies or any Hydrocarbons attributable thereto.

(e)     All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Acquired Companies or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by applicable Law and the applicable Contracts entered into by the Company and any of its Subsidiaries related to such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential, purchase, consent or similar right that would become operative as a result of the Contemplated Transactions.

(g)     Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no wells that constitute a part of the Oil and Gas Properties of the Acquired Companies in respect of which any of the Acquired Companies have received a notice, claim, demand or Order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned and (ii) all wells drilled by the Acquired Companies or, to the Company’s knowledge, by a Third Party operator, are either (A) in use for purposes of production, injection or water sourcing, (B) suspended or temporarily abandoned in accordance with applicable Law or (iii) permanently plugged and abandoned in accordance with applicable Law.

(h)     The Oil and Gas Properties are and since January 1, 2018 have been, and the Acquired Companies’ (or any Third Party operator’s) operation of the Oil and Gas Properties is and since January 1, 2018 has been, in compliance with all applicable Law, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

Section 4.23.     Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Duff & Phelps, LLC (the “DPLLC”) and Duff & Phelps Securities, LLC (“DPS”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has disclosed to Parent all amounts payable to the DPLLC and DPS.

Section 4.24.     Opinion of Financial Advisor. The Special Committee has received the opinion of DPLLC to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of the Common Stock (other than the Purchaser Parties) in the Merger pursuant to this Agreement is fair from a financial point of view to such holders (without giving effect to any impact of the Merger on any particular stockholder other than in its capacity as a holder of Common Stock). A complete copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 4.25.     Takeover Statutes. Assuming the accuracy of the representations in Section 5.7, no further actions or votes are necessary to render the restrictions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”), inapplicable to this Agreement or the Contemplated Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

The Purchaser Parties jointly and severally represent and warrant to the Company as follows:

Section 5.1.     Organization. Each of the Purchaser Parties is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Purchaser Parties is duly qualified or licensed to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or legal entity in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2.     Authorization; Validity of Agreement; Necessary Action. Prior to the date hereof, Parent, as the sole stockholder of Merger Sub, duly executed and delivered a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Merger Sub Stockholder Consent”). The Merger Sub Stockholder Consent has not been revoked and is in full force and effect. Each of the Purchaser Parties has the requisite power and authority to execute and deliver this Agreement and, upon effectiveness of the Merger Sub Stockholder Consent, to consummate the Contemplated Transactions. The execution, delivery and performance by each of the Purchaser Parties of this Agreement, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of each of the Purchaser Parties, subject to the effectiveness of the Merger Sub Stockholder Consent, and no other action on the part of any Purchaser Party is necessary to adopt this Agreement or to authorize the execution and delivery by such Purchaser Party of this Agreement and the consummation by them of the Contemplated Transactions. This Agreement has been duly executed and delivered by each of the Purchaser Parties, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each Purchaser Party, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3.     Consents and Approvals; No Violations.

(a)     Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger and (iv) compliance with any applicable foreign or state securities or “blue sky” laws, neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Contemplated Transactions will require on the part of such Purchaser Party any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.

(b)     Neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Contemplated Transactions will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of such Purchaser Party, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which such Purchaser Party or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) assuming the effectiveness of the Merger Sub Stockholder Consent, violate any Law applicable to such Purchaser Party or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Parent Material Adverse Effect.

Section 5.4.     Proxy Statement; Other Information. None of the information provided by any Purchaser Party to be included in the Proxy Statement or Schedule 13E-3 will, at the respective times such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form with respect to the information provided by each Purchaser Party in all material respects as of the date of its first use with the requirements of the Exchange Act.

Section 5.5.     Merger Sub’s Operations. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the Contemplated Transactions.

Section 5.6.     Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of any Purchaser Party or any of their respective Subsidiaries or Affiliates.

Section 5.7.     Share Ownership. None of the Purchaser Parties nor any of their respective Affiliates or any other member of the Purchaser Group became an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time during the last three years. None of the Purchaser Parties nor any of their respective Affiliates or any other members of the Purchaser Group, as of the date of this Agreement, Beneficially Owns any Common Stock other than 1,984,196 shares of Common Stock Beneficially Owned by such members of the Purchaser Group.

Section 5.8.     Independent Investigation. The Purchaser Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies, which investigation, review and analysis was performed by the Purchaser Parties, their respective Affiliates and Representatives. Each of the Purchaser Parties acknowledges that it, its Affiliates and their respective Representatives have been provided access to the personnel, properties, facilities and records of the Acquired Companies for such purpose. In entering into this Agreement, each of the Purchaser Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations, warranties and covenants of the Company set forth in this Agreement).

Section 5.9.     Non-Reliance on Company Estimates. The Company has made available to the Purchaser Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of the Acquired Companies and certain plan and budget information. Each of the Purchaser Parties acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of the Purchaser Parties acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of the Purchaser Parties is relying on any estimates, projections, forecasts, plans or budgets furnished by any of the Acquired Companies or their respective Affiliates and Representatives or the accuracy or completeness thereof, and none of the Purchaser Parties shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than intentional fraud in connection therewith.

Section 5.10.     Financing. Parent has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds in U.S. dollars to consummate the Merger and the other Contemplated Transactions and to perform their respective obligations under this Agreement.

Section 5.11.     No Other Representations. Each of the Purchaser Parties acknowledges and agrees, for themselves and for each member of the Purchaser Group, that (a) except for the representations and warranties contained in Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied, with respect to the Company or any Subsidiary or Affiliate thereof or with respect to any other information provided to any of the Purchaser Parties or any of their respective Affiliates or Representatives in connection with the Contemplated Transactions, including the accuracy or completeness thereof, nor is any Purchaser Party or any member of the Purchaser Group relying thereon, and (b) neither the Company, the Special Committee, nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser Parties or any other Person resulting from the distribution or failure to distribute to the Purchaser Parties or any of their respective Affiliates, or any Purchaser Party’s or any such Affiliate’s use of, any such information, or management presentations in expectation of the Contemplated Transactions, unless and solely to the extent any such information is expressly included in a representation or warranty contained in Article IV.

Article VI
COVENANTS

Section 6.1.     Interim Operations of the Company. During the period from the date of this Agreement through the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (v) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) with respect to actions or omissions taken by or at the direction of any Purchaser Party, the Company shall ensure that the business and operations of the Acquired Companies shall be conducted in the ordinary course of business and in accordance with past practices, and in compliance with all applicable Law and the requirements of all Company Material Contracts. Without limiting the generality of the foregoing, except (v) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) with respect to actions or omissions taken by or at the direction of any Purchaser Party, including in such person’s capacity as a director, officer or employee of any of the Acquired Companies, during the Pre-Closing Period, none of the Acquired Companies will:

(a)     offer, issue, deliver, sell, grant, dispose of, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, grant, disposition, pledge or other encumbrance of (i) except pursuant to a Benefits Plan or awards outstanding under the Company Equity Plan on the date hereof, any shares of capital stock of any class or any other ownership interest of any of the Acquired Companies, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of any of the Acquired Companies, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of any of the Acquired Companies or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of any of the Acquired Companies (collectively, the “Equity Interests”) or (ii) any other securities of any of the Acquired Companies in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(b)     redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or other securities of any Acquired Companies;

(c)     split, combine, subdivide or reclassify any capital stock or other Equity Interests of any of the Acquired Companies or declare, accrue, set aside for payment or pay any dividend in respect of any outstanding capital stock or other Equity Interests of any of the Acquired Companies or otherwise make any payments to any such holders in their capacity as such;

(d)     acquire, sell, lease, license, farmout, transfer, Encumber or dispose of, or agree to acquire, sell, lease, license, farmout, transfer, Encumber or dispose of, any material assets, properties or rights;

(e)     (i) incur, create, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Contracts in existence as of the date hereof) or create any Encumbrances on any property or assets of any of the Acquired Companies; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, the Company or any wholly owned Subsidiary of the Company;

(f)     (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of any of the Acquired Companies, (B) grant any rights to severance or termination pay or other termination benefit, or enter into or amend any employment or severance agreement with, any current or former employees, directors, or officers of any of the Acquired Companies, (C) enter into any consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of the Company (including any change to performance targets associated therewith), (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (E) amend or adopt any material Benefits Plans (other than any such adoption or amendment that is not material to and does not materially increase the cost to the Company of maintaining such material Benefits Plan or is required pursuant to the terms of such material Benefits Plan in effect as of the date of this Agreement) or the Company Equity Plan; (F) accelerate the vesting, exercisability or payment of (or waive any performance conditions with respect to), any compensation or benefit (including any equity-based awards), except as otherwise expressly set forth in this Agreement; or (G) grant any additional awards under the Company Equity Plan;

(g)     enter into or become bound by, terminate, modify, assign or amend, or waive or assign any material rights under, any Company Material Contract, other than in the ordinary course of business consistent with past practice;

(h)     change any of its accounting principles, practices or methods unless required by Law, GAAP or IFRS;

(i)     amend or permit the adoption of any amendment to the Organizational Documents or to the charter or other organizational documents of any of the other Acquired Companies, or form any Subsidiary;

(j)     acquire any equity interest or other interest in any other Entity or effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(k)     authorize or make any commitment with respect to any material capital expenditure that is not budgeted in the Company’s current plan approved by the Board as of the date hereof;

(l)     except in the ordinary course of business, (i) make or change any material Tax election, (ii) adopt or change any material method of Tax accounting, (iii) file any material amended Tax Return, (iv) enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement relating to any material Tax, (v) surrender the right to claim a material Tax refund, (vi) settle or compromise any claim, notice, audit report, or assessment in respect of any material Tax, (vii) consent to any waiver of the statute of limitations period applicable to any material Tax claim or assessment, (viii) request any material Tax ruling, (ix) fail to pay any material Tax when dues and payable, (x) incur any material Taxes, or (xi) prepare any Tax Returns in a manner which is not consistent with the past custom and practice with respect to the treatment of such items on such Tax Returns;

(m)     commence any Legal Proceeding, except (A) as required with respect to continuation of Legal Proceedings previously commenced and routine collection matters and other matters in the ordinary course of business consistent with past practices; (B) Legal Proceedings to enforce the terms of this Agreement or the Support Agreement or (C) Legal Proceedings in connection with this Agreement, the Support Agreement and the Contemplated Transactions;

(n)     subject to Section 6.12, waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise any material Legal Proceeding;

(o)     extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that (A) would restrict or limit the operations of any of the Acquired Companies or (B) apply to any current or future affiliates of the Company, the Surviving Corporation or Parent;

(p)     other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(q)     amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

(r)     authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of the Company which would not result in a material increase in the Tax liability of any of the Acquired Companies);

(s)     take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII not to be satisfied; or

(t)     enter into any Contract to do any of the foregoing.

Section 6.2.     Access to Information. During the Pre-Closing Period, upon reasonable notice, the Acquired Companies shall (and shall cause the respective Representatives of the Acquired Companies to): (a) provide Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Acquired Companies, during normal business hours and upon reasonable notice throughout the Pre-Closing Period, to the properties (only to the extent Company has access to such properties), books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, (b) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Acquired Companies as may reasonably be requested and (c) provide reasonable access to the Acquired Companies’ respective Representatives and personnel, to the extent such individuals are not members of the Purchaser Group; provided, that nothing herein shall require any of the Acquired Companies to disclose any information to the Purchaser Parties if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which any of the Acquired Companies is a party or (iii) jeopardize any attorney-client or other legal privilege. Each Purchaser Party agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Contemplated Transactions.

Section 6.3.     Acquisition Proposals.

(a)     Subject to the provisions of this Section 6.3, and except for actions or omissions taken by or at the direction of any Purchaser Party, including in such person’s capacity as a director, officer or employee of any of the Acquired Companies, during the Pre-Closing Period, the Company and the other Acquired Companies shall not, and the Company and the other Acquired Companies shall instruct and cause their respective Representatives not to, directly or indirectly:

(i)     solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

(ii)     furnish any nonpublic information regarding or afford access to the properties, books or records of any of the Acquired Companies to any Person for the purpose of knowingly facilitating or knowingly encouraging an Acquisition Proposal;

(iii)     engage in discussions or negotiations with any Person for the purpose of knowingly facilitating or knowingly encouraging any Acquisition Proposal;

(iv)     approve, endorse, recommend or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(b)); or

(v)     resolve to propose, agree or publicly announce an intention to do any of the foregoing.

(b)     Anything in this Agreement to the contrary notwithstanding, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, (i) the Company may furnish nonpublic information regarding the Acquired Companies to, afford access to, and engage in discussions or negotiations with, any Person or group of Persons in response to an Acquisition Proposal submitted to the Company, the Board or any Independent Committee by such Person or group that the Board or any Independent Committee concludes in good faith is reasonably likely to lead to a Superior Proposal if (A) such Acquisition Proposal did not result from a material breach of this Section 6.3 (other than any such breach caused by any Purchaser Party); (B) the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (C) (x) prior to furnishing nonpublic information regarding the Acquired Companies the Company receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement and (y) subsequent to entering into discussions with such Person or group of Persons, the Company gives Parent written notice setting forth the identity of such Person or group of Persons, and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person or group of Persons; and (D) concurrently with furnishing any such nonpublic information to such Person or group of Persons, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to any Purchaser Party); and (ii) following the receipt of an Acquisition Proposal, the Board or any Independent Committee may contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof.

(c)     At any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal) advise Parent orally and in writing of the receipt by the Company of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person or group of Persons making or submitting such Acquisition Proposal, and details of the material terms and conditions thereof). The Company shall keep Parent promptly (and in no event later than 24 hours after receipt by the Company) and reasonably informed with respect to (i) the status of any such Acquisition Proposal and (ii) the status, any material developments and terms of any material modification thereto. The Company agrees that it will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with this Section 6.3(c).

(d)     The Company shall immediately cease and cause to be terminated any discussions existing as of the date hereof with any Person or group of Persons that relate to any Acquisition Proposal.

(e)     During the Pre-Closing Period, neither the Company nor the Board (in accordance with Section 9.14) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the Company Recommendation, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within 10 Business Days following such commencement), (iv) following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger within 10 Business Days after receipt of any reasonable request to do so from Parent or (v) resolve or agree to take any of the foregoing actions (any of the actions or events described in clauses (i) through (v), a “Change in Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, if (A) in response to an Intervening Event, the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law or (B) in response to the receipt by the Company of an unsolicited Acquisition Proposal, the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board or any Independent Committee may make a Change in Recommendation in respect of such Intervening Event or such Superior Proposal, as the case may be. The Board or any Independent Committee may make a Change in Recommendation only if (i) the Board or any Independent Committee has notified Parent in writing of its intent to take such action (any such notice, a “Change in Recommendation Notice”), which notice shall be provided at least five Business Days in advance of such action (and the Purchaser Parties shall keep the contents of such

Change in Recommendation Notice confidential until such Change in Recommendation is made public by the Company) and, if delivered in connection with a (A) Superior Proposal, contain the identity of the Person making the Superior Proposal, specify the material terms of the Superior Proposal and contain a copy of the material documents or agreements providing for the Superior Proposal or (B) Intervening Event, contain a reasonably detailed description of such Intervening Event; provided, that it is agreed that the provision of such Change in Recommendation Notice to Parent, in each case, shall not constitute a Change in Recommendation; (ii) if requested by Parent, the Company shall, and shall cause its Representatives to, for a period of at least four Business Days following receipt by Parent of the Change in Recommendation Notice (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Contemplated Transactions (a “Parent Proposal”); (iii) following the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Board or any Independent Committee shall have considered in good faith such Parent Proposal, if any, and shall have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal or, in respect of such Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law, if the revisions proposed in such Parent Proposal, if any, were to be given effect; and (iv) such Superior Proposal did not result from a material breach of this Section 6.3 (other than any such breach caused by any Purchaser Party). The Company acknowledges and agrees that, in connection with a Change in Recommendation Notice delivered in connection with an Acquisition Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal for purposes of this Section 6.3(e) and shall trigger a new Notice Period, except that the Notice Period shall be at least three Business Days (instead of four Business Days otherwise contemplated by clause (ii) above).

(f)     Nothing contained in this Agreement shall prohibit the Company or the Board or any committee thereof from (i) making any disclosure to the Company’s stockholders if the Board or any committee thereof has determined in good faith that the failure to do so would be inconsistent with applicable Law (including fiduciary duties) or (ii) complying with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be a Change in Recommendation if the Board or any Independent Committee reaffirms the Company Recommendation in such statement or in connection with such action. During the Pre-Closing Period, upon the written request by Parent (A) following any disclosure specified in clauses (i) or (ii) above or (B) in the event an Acquisition Proposal has been publicly announced, the Board or any Independent Committee shall expressly publicly reaffirm the Company Recommendation within 10 Business Days following such request, and failure to do so shall be deemed to be a Change in Recommendation.

Section 6.4.     Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Contemplated Transactions without the prior agreement of the other Party, except (a) as may be required by Law or by any listing agreement with a national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Party before making any such public announcements, (b) that the Company shall not be required to obtain the prior agreement of any Purchaser Party in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in Recommendation and (c) the Company may otherwise communicate in the ordinary course with its employees, working interest partners, joint venturers, customers, suppliers and vendors as it deems appropriate.

Section 6.5.     Directors’ and Officers’ Insurance and Indemnification.

(a)     From and after the Effective Time, Naphtha and Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Acquired Companies (each, an “Indemnified Party”) in respect of acts or omissions in their capacity as an officer or director of any of the Acquired Companies or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of any of the Acquired Companies or any of their respective predecessors, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by the DGCL or any other applicable Law or provided under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Acquired Companies in effect on the date hereof. In the event of any threatened or pending claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of any of the Acquired Companies or any of their respective predecessors or is or was serving at the request of any of the Acquired Companies or any of their respective predecessors as an officer, director, employee, fiduciary or agent of another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Naphtha and Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within 20 Business Days of receipt by Naphtha and Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party delivers an undertaking to the Surviving Corporation, agreeing to repay such advanced fees, costs and expenses if it is determined by a court of competent jurisdiction in a final nonappealable Order that such Indemnified Party was not entitled to indemnification with respect to such fees, costs and expenses and (ii) none of Naphtha, Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing. For clarity, the indemnification herein shall also pertain to any retentions or deductibles under the D&O Insurance. If any claim for indemnification is asserted or made by any Indemnified Party pursuant to this Section 6.5, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards under the DGCL, the certificate of incorporation of the Surviving Corporation or any Subsidiary, other applicable Law or any applicable indemnification agreement shall be made by independent legal counsel selected by such Indemnified Party that is reasonably acceptable to the Surviving Corporation. If any Proceeding is brought against any Indemnified Party in which indemnification could be sought by such Indemnified Party under this Section 6.5, (A) each Indemnified Party shall be entitled to retain his or her own counsel in connection with such Proceeding and (B) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(b)     From and after the Effective Time, each of Naphtha and Parent shall cause to be maintained in effect all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)     Prior to the Effective Time, the Company will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, including any policies of Naphtha or Parent (or any Affiliate of Naphtha or Parent) that benefit the Company’s directors and officers (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period ending seven years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s (or the applicable policy holder’s) current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than the coverage provided under the Company’s (or the applicable policy holder’s) existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of any of the Acquired Companies by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions). If the Company does not obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Naphtha and Parent shall cause the Surviving Corporation (or the applicable policy holder) to, continue to maintain in effect, for a period of at least seven years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s (or the applicable policy holder’s) current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s (or the applicable policy holder’s) current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s (or the applicable policy holder’s) existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s (or the applicable policy holder’s) current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s (or the applicable policy holder’s) current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such seven-year period with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than as provided in the Company’s (or the applicable policy holder’s) existing policies as of the date hereof. At all times prior to the Effective Time, the Company and any Purchaser Party that is the policy holder of D&O Insurance shall maintain (or renew as necessary) such D&O Insurance policies as were in effect as of the date of this Agreement.

(d)     If Naphtha, Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Naphtha, Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.

(e)     The provisions of this Section 6.5 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party referred to in this Section 6.5 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights that any such person may have under the certificate of incorporation, bylaws or other governing documents of any of the Acquired Companies, under the DGCL or any other applicable Law or under any agreement of any Indemnified Party with any of the Acquired Companies or otherwise.

Section 6.6.     SEC Filings; Other Actions.

(a)     As promptly as reasonably practicable following the date of this Agreement, the Company will prepare and cause to be filed with the SEC, with the assistance of the Purchaser Parties, the Proxy Statement, and the Company and the Purchaser Parties will prepare and cause to be filed with the SEC the Schedule 13E-3. The Purchaser Parties and the Company will use reasonable best efforts to cooperate with each other in connection with the preparation of the foregoing documents. Each of the

Purchaser Parties will use reasonable best efforts to promptly provide such information regarding Purchaser Parties and any other member of the Purchaser Group that the Company may reasonably request for inclusion in the Proxy Statement and Schedule 13E-3. Each of the Company and the Purchaser Parties shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and the Purchaser Parties will use its reasonable best efforts to have the Proxy Statement and the Schedule 13E-3, cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date the Proxy Statement is cleared by the SEC. The Company will as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company will reasonably cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the Purchaser Parties and the Company will cooperate and provide each other with a reasonable opportunity to review and comment in good faith on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Purchaser Parties and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of any Purchaser Party for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Meeting, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and disseminated by the Company to the stockholders of the Company.

(b)     The Company shall (i) use reasonable efforts to take all action required under the DGCL and its Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval and the Majority of the Minority Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be mutually agreed by the Company and Parent, and (ii) subject to a Change in Recommendation in accordance with Section 6.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Contemplated Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Company may, and at the direction of Parent the Company will, adjourn or postpone the Company Meeting, if and to the extent any Independent Committee or Parent, as the case may be, determines in good faith (A) such adjournment or postponement is necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the Company’s stockholders or (B) additional time is required to solicit proxies in favor of the adoption of this Agreement.

Section 6.7.     Reasonable Best Efforts.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, the Company, Naphtha, NHL and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties to this Agreement in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by the Company, Naphtha, NHL, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws and (B) any other applicable Law; provided, that the Company, on the one hand, and Naphtha, NHL and Parent, on the other hand, will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel(s) for the non-filing Party and including the timing of the initial filings; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions; (v) keep the other Party promptly (and in any event within three days) informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Entity and of any material communication received or given in connection with any Proceeding by a private party, in each case relating to the Contemplated Transactions; (vi) permit the other Party to review any material communication (and considering the other Party’s reasonable comments thereto) delivered to, and consulting with the other Party in advance of any meeting or conference with, any Governmental Entity relating to the Contemplated Transactions or in connection with any Proceeding by a private party relating thereto, and giving the other Party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, Order, or judgment that would restrain, prevent or delay the consummation of the Contemplated Transactions, including defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions; and (viii) execute and deliver any additional instruments necessary to consummate the Contemplated Transactions; provided, that in no event shall any of the Acquired Companies, prior to the Effective Time, be required to pay or agree to pay any fee, penalty or other consideration to any Third Party for any consent or approval required for the consummation of the Contemplated Transactions under any Contract (except to the extent of the amount of any fee or other consideration set forth in such

Contract, and except for ordinary course fees or other consideration which are not material in amount).

(b)     No Party shall consent to any voluntary delay of the consummation of the Contemplated Transactions at the behest of any Governmental Entity without the consent of the other parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, unless required by Law or any Governmental Entity, materials provided pursuant to this Section 6.7 may be redacted (i) to remove references concerning the valuation of the business of the Acquired Companies, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns.

Section 6.8.     Merger Sub and Surviving Corporation. Each of Naphtha and Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation, to perform promptly their respective obligations under this Agreement, (b) cause Merger Sub to commence and consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

Section 6.9.     Section 16 Matters. Prior to the Effective Time, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock or other securities under the Company Equity Plans pursuant to this Agreement in connection with the Contemplated Transactions shall be an exempt transaction for purposes of Section 16.

Section 6.10.     Takeover Statutes. If the restrictions of any Takeover Statutes become or are deemed to be applicable to the Company, the Purchaser Parties, or the Contemplated Transactions, then each of the Company and the Purchaser Parties, and their respective board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of such Takeover Statute inapplicable to the foregoing.

Section 6.11.     Stock Exchange Delisting. The Company and each of the Purchaser Parties shall take such actions reasonably required to cause the shares of Common Stock to be de-listed from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.12.     Stockholder Litigation. Each Party shall give the other parties to this Agreement the opportunity to participate in the defense or settlement of any stockholder litigation against any Party or its respective directors relating to the Contemplated Transactions, whether commenced prior to or after the execution and delivery of this Agreement.

Section 6.13.     Certain Contracts. Without the prior written consent of any Independent Committee, none of the Purchaser Parties shall, and each of the Purchaser Parties shall use reasonable best efforts to cause the other members of the Purchaser Group not to, (a) amend the Support Agreement or waive any provisions thereof, (b) enter into any side letters or other oral or written agreements or understandings with any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders (other than the Support Agreement) (i) that relate to the Contemplated Transactions, (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (iii) pursuant to which any stockholder of the Company will agree to vote to approve this Agreement or the Merger or against any Superior Proposal or (c) enter into or modify any Contract (i) which would, individually or in the aggregate, prevent or materially delay the ability of any Purchaser Party to consummate the Merger and the other Contemplated Transactions or (ii) which would prevent or materially impair the ability of any management member, director or stockholder of the Company or any of their respective Affiliates, with respect to any Acquisition Proposal the Company may receive, from taking any of the actions described in Section 6.3 to the extent such actions are permitted to be taken by the Company thereunder.

Section 6.14.     Special Committee. Prior to the Effective Time, without the consent of the Special Committee, (a) the Board shall not eliminate the Special Committee, or revoke or diminish the authority of the Special Committee, (b) none of the Purchaser Parties shall, and each of the Purchaser Parties shall cause each member of the Purchaser Group not to, remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or such Special Committee and (c) each of the Purchaser Parties shall, and shall cause each member of the Purchaser Group to, vote, or cause to be voted, all shares of Common Stock Beneficially Owned by any member of the Purchaser Group, or over which any member of the Purchaser Group has voting control, from time to time and at all times, in whatever manner necessary to ensure that at any annual or special meeting of the stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, each director of the Board that is a member of the Special Committee shall be elected to the Board.

Section 6.15.     Knowledge of Inaccuracies; Certain Breaches. Purchaser Parties shall not have any right to (a) rely on the failure of a condition in Section 7.2(a) or Section 7.2(d) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in Article IV to the extent Parent or a Purchaser Party, including in such person’s capacity as a director, officer or employee of any Acquired Company, had knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date hereof, or (b) rely on the failure of a condition set forth in Section 7.1(c) or Section 7.2(b) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity in connection with any action that Parent, Merger Sub or any Purchaser Party caused the Company to take or omit from taking.

Article VII
CONDITIONS TO THE MERGER

Section 7.1.     Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and the Purchaser Parties, on the other hand, to consummate the Merger are subject to the satisfaction (or mutual waiver by the Company and the Purchaser Parties, if permissible under applicable Law; provided, that the condition in Section 7.1(a) cannot be waived by any Person, including the Company or the Purchaser Parties in any circumstance) of the following conditions:

(a)     the Majority of the Minority Approval shall have been obtained;

(b)     the Company Stockholder Approval shall have been obtained; and

(c)     no Governmental Entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Merger.

Section 7.2.     Conditions to the Purchaser Parties’ Obligations to Effect the Merger. The obligations of the Purchaser Parties to effect the Merger are subject to the satisfaction (or waiver by the Purchaser Parties) of the following conditions:

(a)     (a) (i) The representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.2 (Capitalization), and Section 4.4 (Authorization; Validity of Agreement; Company Action) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (other than to the extent any such representation and warranty addresses matters only as of a particular date or only with respect to a specific period of time which representation and warranty needs only be true and correct as of such date or with respect to such period); (ii) the representations and warranties of the Company contained in Section 4.23 (Brokers or Finders) and Section 4.24 (Opinion of Financial Advisor) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (other than to the extent any such representation and warranty addresses matters only as of a particular date or only with respect to a specific period of time which representation and warranty needs only be true and correct as of such date or with respect to such period); (iii) the representation and warranty of the Company contained in clause (b) of Section 4.9 (Absence of Certain Changes) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and shall be true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect) as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except, in the case of this clause (iv), where the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Company Material Adverse Effect;

(b)     The Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c)     No more than 8% of the outstanding shares of Common Stock as of immediately prior to the Closing shall be Dissenting Shares; and

(d)     The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying to the satisfaction of the conditions specified in Section 7.2(a) and Section 7.2(b).

Section 7.3.     Conditions to Company’s Obligations to Effect the Merger. The obligations of Company to effect the Merger are subject to the satisfaction (or waiver by Company) of the following conditions:

(a)     The representations and warranties of each of the Purchaser Parties contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties of such Purchaser Party to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Parent Material Adverse Effect.

(b)     Each of the Purchaser Parties shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)     Naphtha, NHL and Parent shall have delivered to the Company certificates, dated as of the Closing Date, signed by a director or duly authorized officer of each of Naphtha, NHL and Parent, certifying as to the satisfaction of the conditions specified in Section 7.3(a) and Section 7.3(b).

Section 7.4.     Frustration of Conditions. None of the Company or any Purchaser Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other Contemplated Transactions, as required by and subject to Section 6.7, or by such Party’s breach in any material respect of any provision of this Agreement.

Article VIII
TERMINATION

Section 8.1.     Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub):

(a)     by the mutual written agreement of the Company (in accordance with Section 9.14) and Parent.

(b)     by either the Company (in accordance with Section 9.14) or Parent:

(i)     if any Governmental Entity having competent jurisdiction shall have, enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such Order or other action;

(ii)     if the Company Stockholder Approval, including the Majority of the Minority Approval, shall not have been obtained at the Company Meeting (after taking into account any adjournment or postponement thereof); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure to obtain the Company Stockholder Approval is due to the failure of one or more stockholder parties to the Support Agreement to vote the shares of Common Stock Beneficially Owned by it in accordance with the Support Agreement; or

(iii)     if the Merger shall not have occurred by February 27, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of, or failure to fulfill, any of its obligations under this Agreement in any manner has been the cause of, or resulted in, in any material respect, the failure to consummate the Merger by the Termination Date (it being understood that the Purchaser Parties shall be deemed a single Party for purposes of the foregoing proviso).

(c)     by the Company (in accordance with Section 9.14), if a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in this Agreement, shall have occurred, which breach or failure has given rise to or would reasonably be expected to give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured within 30 days of the receipt by the Purchaser Parties of written notice from the Company of such breach or failure stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c) (or any shorter period of the time that remains between the date the Company provides written notice of such breach or failure and the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of this Agreement and such breach would result in any conditions to Closing set forth in Section 7.1 or Section 7.2 not being satisfied.

(d)     by Parent, if

(i)     a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure has given rise to or would reasonably be expected to give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured within 30 days of the receipt by the Company of written notice from Parent of such breach or failure stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) (or any shorter period of the time that remains between the date Parent provides written notice of such breach or failure and the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is in material breach of this Agreement and such breach would result in any conditions to Closing set forth in Section 7.1 or Section 7.3 not being satisfied;

(ii)     prior to obtaining the Company Stockholder Approval and the Majority of the Minority Approval, if the Board or an Independent Committee (in accordance with Section 9.14) shall have effected a Change in Recommendation; or

(iii)     if at any time on or after the earlier of (A) the 14th day following any duly held Company Meeting (subject to any adjournment or postponement thereof) and (B) the date that is two Business Days prior to the Termination Date, the condition set forth in Section 7.2(c) would not be satisfied if the Closing were to occur at such time; provided, that such right to termination shall expire 10 Business Days after the date on which such right first became available to be exercised.

Section 8.2.     Effect of Termination.

(a)     The Party terminating this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d), as the case may be, shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto; provided, however, that (i) the terms of Article VIII and Article IX shall survive any termination of this Agreement and (ii) subject to Section 8.2(e), no Party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement prior to such termination.

(b)     The Company shall pay, or cause to be paid, to Parent an amount equal to $1.5 million, representing a partial reimbursement of Parent’s costs and expenses in connection with this Agreement (the “Company Expense Reimbursement”), in immediately available funds if this Agreement is terminated by Parent pursuant to (i)

Section 8.1(d)(ii) or (ii) if at the time of such termination, more than 10% of the outstanding shares of Common Stock are Dissenting Shares; such payment to be made as promptly as possible (but in any event no later than five Business Days) after the date of such termination. In no event shall the Company be required to pay the Company Expense Reimbursement on more than one occasion.

(c)     Parent shall pay, or cause to be paid, to the Company an amount equal to $1.5 million, representing a partial reimbursement of the Company’s costs and expenses in connection with this Agreement (the “Parent Expense Reimbursement”), in immediately available funds if this Agreement is terminated (i) by the Company pursuant to Section 8.1(c) or is otherwise terminated when terminable by the Company pursuant to Section 8.1(c) or (ii) by Parent or the Company pursuant to Section 8.1(b)(ii) at a time when all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), such payment to be made as promptly as possible (but in any event no later than five Business Days) after the date of such termination.

(d)     Upon payment of the Company Expense Reimbursement, the Company shall have no further liability to the Purchaser Parties with respect to the Merger, this Agreement or the Contemplated Transactions. Upon payment of the Parent Expense Reimbursement, the Purchaser Parties shall have no further liability to the Company with respect to the Merger, this Agreement or the Contemplated Transactions. The Company Expense Reimbursement and the Parent Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, respectively.

(e)     Notwithstanding anything to the contrary in this Agreement, if:

(i)     the Company is required to pay the Company Expense Reimbursement to Parent pursuant to this Agreement, the Purchaser Parties’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.9, against the Company and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees (each a “Company Related Party” and collectively, the “Company Related Parties”) or any Company Related Party of any Company Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Company Expense Reimbursement, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, none of the Purchaser Parties shall have any rights or claims against any of the Company Related Parties or any Company Related Party of any Company Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties or any Company Related Party of any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(ii)     Parent is required to pay the Parent Expense Reimbursement to Company pursuant to this Agreement, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.9, against the Purchaser Parties and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees (each a “Purchaser Related Party” and collectively, the “Purchaser Related Parties”) or any Purchaser Related Party of any Purchaser Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Expense Reimbursement, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, the Company shall not have any rights or claims against any of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(f)     The Company and each of the Purchaser Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Contemplated Transactions and that, without these agreements, the Parties would not enter into this Agreement. In the event that the Company or Parent shall fail to pay the Company Expense Reimbursement or Parent Expense Reimbursement, as applicable, when due, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the Company or Parent, as applicable, for any amount set forth in this Section 8.2, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Article IX
MISCELLANEOUS

Section 9.1.     Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented, whether before or after any vote of the stockholders of the Company contemplated hereby and whether before or after the effectiveness of the Merger Sub Stockholder Consent at any time prior to the Effective Time, with respect to any of the terms contained herein by written agreement of the Parties, by action taken by their respective boards of directors (or individuals holding similar positions) with the Company acting solely through any Independent Committee; provided, however, that following receipt of the Company Stockholder Approval and the Majority of the Minority Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted upon consummation of the Merger or that by Law otherwise would require further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 9.2.     Nonsurvival of Representations and Warranties. Except for those covenants and agreements set forth in Article II and Article III, Section 6.4 and Section 6.5 and Article VIII and this Article IX, none of the representations, warranties and agreements in this Agreement or in any Schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3.     Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing (in the English language) and shall be deemed to have been duly given on the date of delivery (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.3):

(a)     if to any of the Purchaser Parties, to:

Naphtha Israel Petroleum Corporation, Ltd.

8, Granit Street, Kiryat Arie, Box 10188

Petach-Tikva, Israel 49222

Attention: Noa Lendner

Email: noal@equital-group.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street
Houston, Texas 77002

Attention: Andrew J. Ericksen

Email: aj.ericksen@bakerbotts.com

(b)     if to the Company or the Special Committee, to:

Isramco, Inc.

1001 West Loop South, Suite 750

Houston Texas 77027

Attention: Edy Francis and Anthony James

Email: edyf@isramco-jay.com; tjames@isramco-jay.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

555 California Street, Suite 3300
San Francisco, California 94104

Attention: Lior Nuchi

Email: lior.nuchi@nortonrosefulbright.com

Section 9.4.     Interpretation.

(a)     Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is expressly waived.

(b)     Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in any section of Article IV, Article V or Article VI, calling for disclosure of such fact, circumstance or information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants if the applicability of such disclosure to such representation, warranty or covenant is reasonably apparent. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)     The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described in this Agreement or included in any Schedule) is or is not material for purposes of this Agreement.

(d)     In this Agreement, except as the context may otherwise require, references to (i) any agreement (including this Agreement), Contract, statute or regulation are to the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.

Section 9.5.     Counterparts. This Agreement may be executed in counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6.     Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the exhibits hereto, together with the other instruments referred to herein, including the Support Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof, and (b), except for Article III on and after the Effective Time and Section 6.5, Section 9.11, and Section 9.15, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder; for clarity, the Company’s directors (including the Special Committee members) are beneficiaries under Section 6.5, Section 9.11, and Section 9.15. The representations and warranties set forth in Article IV and Article V and the covenants set forth in Section 6.1 have been made solely for the benefit of the Parties and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate; (y) have been qualified by reference to the Company Disclosure Letter, which contains certain disclosures that are not reflected in the text of this Agreement; and (z) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.

Section 9.7.     Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.8.     Governing Law; Venue; Waiver of Jury Trial.

(a)     THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)     THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9.     Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with this Section 9.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Termination Date, any Party brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement by any other Party, the Termination Date shall automatically be extended by such other time period established by the court presiding over such action or until such action is otherwise resolved.

Section 9.10.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.11 shall be void.

Section 9.11.     Expenses. Subject to Section 8.2, all costs and expenses incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Contemplated Transactions are consummated. The Company shall, and following the Effective Time the Purchaser Parties shall cause the Company to, pay all fees, expenses, or amounts owed by the Company (including with respect to expenses incurred by the Company on behalf of the Special Committee and amounts owed to directors or members of the Special Committee) incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions.

Section 9.12.     Headings. Headings of the Articles and Sections of this Agreement and the table of contents, Schedules and Exhibits are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.13.     Extension; Waivers. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.14.     Independent Committee Approval. Notwithstanding anything to the contrary herein and subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to this Agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of an Independent Committee. An Independent Committee, and only an Independent Committee, may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

Section 9.15.     No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future, direct or indirect, equityholder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and each of the Purchaser Parties has caused this Agreement to be signed by their respective officers or directors thereunto duly authorized as of the date first written above.

ISRAMCO, INC.

By: /s/ Edy Francis

Name: Edy Francis

Title:   Co-Chief Executive Officer / Chief

 Financial Officer

By: /s/ Anthony James

Name: Anthony James

Title:   General Counsel and Corporate Secretary

NAPHTHA ISRAEL PETROLEUM CORPORATION LTD.

By: /s/ Eran Saar

Name: Eran Saar

Title:   Chief Executive Officer

By: /s/ Noa Lendner

Name: Noa Lendner

Title:   General Counsel

NAPHTHA HOLDING LTD.

By: /s/ Eran Saar

Name: Eran Saar

Title:   Chief Executive Officer

By: /s/ Noa Lendner

Name: Noa Lendner

Title:   General Counsel

I.O.C. - ISRAEL OIL COMPANY, LTD.

By: /s/ Eran Saar

Name: Eran Saar

Title:   Chief Executive Officer

By: /s/ Noa Lendner

Name: Noa Lendner

Title:   General Counsel

NAPHTHA US OIL, INC.

By: /s/ Eran Saar

Name: Eran Saar

Title:   Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]